Exhibit 5

August 28, 2007

Consolidated Edison Company of New York, Inc.

4 Irving Place

New York, New York 10003

Re:	Securities Registered Under the Securities Act of 1933

Ladies and Gentlemen:

I am the Vice President of Legal Services at Consolidated Edison Company of New York, Inc. (“Con Edison of New York”). I and other members of Con Edison of New York’s Law Department have represented Con Edison of New York in connection with the issuance and sale of $525 million aggregate principal amount of Con Edison of New York’s 6.30% Debentures, Series 2007 A ( the “Debentures”). The Debentures were registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (No. 333-136268, the “Registration Statement”). The Securities were issued under the Indenture, dated as of December 1, 1990, between Con Edison of New York and The Bank of New York (successor to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as Trustee, as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 and a Second Supplemental Indenture, dated as of June 23, 2005 (the Indenture, as so amended and supplemented, is herein referred to as the “Indenture”).

I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of Con Edison of New York; (b) the Indenture; and (c) minutes of meetings of the Board of Trustees of Con Edison of New York and the Finance Committee thereof.

It is my opinion that the Debentures are the legal, valid and binding obligations of Con Edison of New York in accordance with their terms.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Peter A. Irwin
Peter A. Irwin